Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BETWEEN

GUARANTY FEDERAL BANCSHARES, INC.

AND

HOMETOWN BANCSHARES, INC.

November 30, 2017

TABLE OF CONTENTS

i

ii

Exhibit

A	Form of Voting and Support Agreement

B	Company Disclosure Schedules

iii

AGREEMENT AND PLAN OF MERGER

This Agreement And Plan Of Merger  (together with all exhibits and schedules, this “Agreement”) is entered into as of November 30, 2017, by and between Guaranty Federal Bancshares, Inc., a Delaware corporation (“Acquiror”), and Hometown Bancshares, Inc., a Missouri corporation (the “Company”).

RECITALS

A.     The boards of directors of the Company and Acquiror have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).

B.     As an inducement to Acquiror to enter into this Agreement, certain of the directors and executive officers of the Company in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A.

C.     The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the parties also agree to certain prescribed conditions to the Merger and other transactions.

D.      The Company wishes to transfer to Acquiror, and Acquiror wishes to assume, upon the terms and conditions set forth herein: (i) certain assets and certain liabilities related to the trust preferred securities (the “Trust Preferred Securities”) issued by the Trust; and (ii) the obligations of the Company pursuant to the subordinated notes issued by the Company to the Trust (such obligations, the “Trust Debentures” and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”).

AGREEMENTS

In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

Section 1.1     The Merger. Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL and the GBCL, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the DGCL and the GBCL, the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.

Section 1.2     Effective Time; Closing.

(a)     Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)     The parties hereto agree to file on the Closing Date articles of merger with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”), and articles of merger with the Missouri Secretary of State (the “Missouri Articles of Merger”). The Merger shall become effective as of the date and time specified in the Articles of Merger (the “Effective Time”).

Section 1.3     Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and the GBCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 1.4     Organizational Documents of the Surviving Entity. Acquiror Certificate of Incorporation and Acquiror Bylaws, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.

Section 1.5     Bank Merger. The parties will cooperate and use their reasonable best efforts to affect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements.

Section 1.6     TRUPS Assumption. As of the Effective Time and upon the terms and conditions set forth herein: (a) the Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from the Company, all of the rights, title and interests of the Company in the Trusts free and clear of any security interest, lien, encumbrance or other charge and all records associated therewith; (b) Acquiror will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the Trust Preferred Securities and the Trust Debentures, including the due and punctual payment of interest on all of the Trust Debentures; and (c) Acquiror will cause the Trust to discharge its obligations with respect to the Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Trust Preferred Securities and the TRUPS Assumption. Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under the terms of the Trust Debentures.

Section 1.7     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger or (iii) require submission to or approval of the Company’s shareholders after the Merger has been approved by the Company’s shareholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect such change.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

Section 2.1     Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or the holder of any shares of Company Common Stock:

(a)     Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted) (the “Excluded Shares”), shall be converted into the right to receive Twenty Dollars ($20.00) (the “Per Share Consideration”), subject to adjustment pursuant to Section 8.8.

(b)     Notwithstanding anything in this Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be canceled, and no consideration will be issued or paid in exchange therefor.

Section 2.2     Cancellation of Shares. At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to a book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the merger consideration as set forth in Section 2.1(a).

Section 2.3     Payment for Shares. The parties to this Agreement agree: (i) that Computershare Limited shall serve, pursuant to the terms of a paying agent agreement, as the paying agent for purposes of this Agreement (the “Paying Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. The parties shall deliver or cause to be delivered to the Paying Agent a certified copy of a list of the shareholders of the Company. (a)     At least fifteen (15) Business Days prior to Closing, Acquiror shall cause the Paying Agent to mail to each Person who is identified at the Closing by the Company as a holder of record of Company Common Stock, a letter of transmittal and instructions in a form to be agreed upon by the parties (the “Letter of Transmittal”) for use in effecting on or after the Effective Time the surrender of certificates which represented shares of Company Common Stock (“Company Stock Certificates”), and which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Paying Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.

(b)     If a holder of record of Company Common Stock shall surrender to the Paying Agent such Company Stock Certificates, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto on or prior to 5:00 p.m. Central Time five (5) days prior to Closing (the “Deadline”), the Paying Agent shall, on the date of Closing, cause to be paid to the Persons entitled thereto a check or, if appropriate instructions are provided and Paying Agent’s normal fees are paid, a wire in the amount to which such Persons are entitled, after giving effect to any required Tax withholdings. If a holder of record of Company Common Stock does not properly complete and deliver the Letter of Transmittal and surrender the Company Stock Certificates in accordance with this Agreement on or prior to the Deadline, then the Paying Agent will not pay the consideration entitled to be paid to such Person until after the Paying Agent's receipt and processing of such properly completed Letter of Transmittal and the surrender of the Company Stock Certificates.

(c)     If payment is to be made to a Person other than the registered holder of Company Stock Certificates surrendered, it shall be a condition of any such payment that the Company Stock Certificates so surrendered shall be properly endorsed or otherwise executed in proper form for transfer and that the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of Company Stock Certificates surrendered, or establish to the satisfaction of Acquiror or the Paying Agent that any such Tax has been paid or is not applicable.

(d)     Ninety (90) days following the Effective Time, Acquiror shall cause the Paying Agent to mail to each Person who is identified at the Closing by the Company as a holder of record of Company Common Stock and who has not then surrendered their Company Stock Certificates to Paying Agent a second notice of the Letter of Transmittal. One hundred eighty (180) days following the Effective Time, the Paying Agent shall deliver to Acquiror a certified list of the names and addresses of all former registered holders of Company Common Stock who have not then surrendered their Company Stock Certificates to receive the Per Share Consideration to which they are entitled, and Acquiror shall be entitled at its election to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of Company Stock Certificates formerly representing Company Common Stock and outstanding at the Effective Time. Upon the delivery of such funds to Acquiror, such holders shall be entitled to look to Acquiror only as general creditors thereof with respect to the cash payable upon due surrender of their Company Stock Certificates.

(e)     Except as otherwise provided herein or in the Letter of Transmittal, Acquiror shall pay all charges and expenses in connection with the payment of the Per Share Consideration in exchange for Company Common Stock.

(f)     The Per Share Consideration paid pursuant to this Article 2 shall constitute and represent full satisfaction of all rights pertaining to such shares of Company Common Stock.

(g)     If any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, and providing an indemnity against any claim that may be made against it with respect to such Company Stock Certificate, Acquiror or the Paying Agent shall, in exchange for such lost, stolen or destroyed Company Stock Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Company Stock Certificate pursuant to this Article 2.

Section 2.4     Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the GBCL (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the merger consideration as set forth in Section 2.1(a). Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the GBCL, except that all Dissenters’ Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the GBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Consideration upon surrender in the manner provided in Section 2.3 of the Company Stock Certificates that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the GBCL and received by the Company relating to shareholders’ dissenters’ rights; and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the GBCL consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair-value rights in accordance with the GBCL.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed the Company hereby represents and warrants to Acquiror as follows:

Section 3.1     Company Organization. The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. Attached to Section 3.1 of the Company Disclosure Schedules are copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Section 3.1 of the Company Disclosure Schedules.

Section 3.2     Company Subsidiary Organizations. The Bank is a national bank duly organized, validly existing and in good standing under the laws of the U.S. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.

Section 3.3     Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. As of the date of this Agreement, the Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders, and that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders. The Company Board has directed that the Merger be submitted to the Company’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Shareholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement (assuming due authorization, execution and delivery by the other party thereto) constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.4     No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Shareholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as set forth on Schedule 3.4, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract, except (in the case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance and approval of such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; and (iv) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and the filing of the Missouri Articles of Merger with the Missouri Secretary of State pursuant to the GBCL, no consents or approvals of or filings or registrations with any Regulatory Authority are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of the Contemplated Transactions.

Section 3.5     Company Capitalization.

(a)     The authorized capital stock of the Company currently consists exclusively of: (i) 300,000 authorized shares of Company Common Stock, of which, 231,140.5047 shares were issued and outstanding as of the date of this Agreement (the “Company Capitalization Date”). The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the shareholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth in Section 3.5 of the Company Disclosure Schedules, there are no equity-based awards outstanding as of the Company Capitalization Date.

(b)     None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the shareholders of the Company. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.6     Company Subsidiary Capitalization. Except as set forth in Section 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except for in the course of the ordinary business operations of the Bank as the lender.

Section 3.7     Financial Statements and Reports; Regulatory Filings.

(a)     True and complete copies of the following financial statements have been made available to Acquiror: (i) the unaudited consolidated balance sheets of the Company as of December 31, 2014, 2015 and 2016, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; (ii) the unaudited consolidated interim balance sheet of the Company as of September 30, 2017, and the related statement of income for the nine-month period then ended; (iii) the audited financial statements of the Bank as of December 31, 2014, 2015 and 2016; (iv) Call Reports for the Bank as of and for the years ended December 31, 2014, 2015 and 2016; and (v) Call Report for the Bank as of and for the period ended September 30, 2017 (collectively, the “Company Financial Statements”).

(b)     Except as set forth in Section 3.7(b) of the Company Disclosure Schedules, the Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements.

(c)     The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2014, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.

(d)     To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2014 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).

Section 3.8     Books and Records. The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect in all material respects the substance of events and transactions included therein.

Section 3.9     Properties.

(a)     Section 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.

(b)     The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) liens for Taxes or other governmental charges not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 3.10     Loans; Loan Loss Reserve.

(a)     Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.

(b)     All Company Loans originated or purchased by the Bank were made or purchased (i) in accordance with the policies of the board of directors of the Bank, subject to certain customary Bank policy exceptions, which policy exceptions are recorded in the Bank’s loan files, and (ii) in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all respects with all Legal Requirements relating to such Company Loans, except where the failure to so comply would not have a Material Adverse Effect on the Company. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.

(c)     Section 3.10(c) of the Company Disclosure Schedules lists, as of October 31, 2017, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.

(d)     The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged off, on outstanding Company Loans.

(e)     To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 3.11     Taxes.

(a)     The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)     There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. Except as set forth on Schedule 3.11(b) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to a tax sharing, tax allocation or similar agreement.

(c)     The Company and each of its Subsidiaries have made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.

(d)     To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns previously filed and not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).

Section 3.12     Employee Benefits.

(a)     Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual; (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents, including the following documents related to each Company Benefit Plan:

(i)     all material contracts with third-party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;

(ii)     all written notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the three (3) years preceding the date of this Agreement;

(iii)     all written notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the three (3) years preceding the date of this Agreement; and

(iv)     with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.

(b)     Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being nondeductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.

(c)     Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA, and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(d)     Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Knowledge of the Company, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e)     Each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.

(f)     Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Knowledge of the Company, threatened by, on behalf of or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.

(g)     No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Knowledge of the Company, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).

(h)     No Company Benefit Plan or Company Benefit Plan fiduciary has engaged in any transaction involving Company Common Stock with respect to which a selling shareholder has made an election under Code Section 1042 and the Company has consented under Code Section 1042 to the application of Code Sections 4978 and 4979A.

(i)     All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.

(j)     There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).

(k)     To the Knowledge of the Company, no condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plans.

(l)     Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.

(m)     Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.

Section 3.13     Compliance with Legal Requirements. The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2014, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement. None of the representations and warranties in this Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.19), employee benefits (which are governed by 3.12), tax matters (which are governed by 3.11) or labor matters (which are governed by Section 3.24).

Section 3.14     Legal Proceedings; Orders.

(a)     Except as set forth in Section 3.14(a) of the Company Disclosure Schedules, or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.

(b)     Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2014, none of the foregoing has been threatened by any Regulatory Authority.

Section 3.15     Absence of Certain Changes and Events. Except as listed in Section 3.15 of the Company Disclosure Schedules, since December 31, 2016, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2016, there has not been any:

(a)     change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;

(b)     amendment to their articles of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or shareholders with respect to the same;

(c)     payment or increase of any bonus, salary or other compensation to any of their shareholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)     adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;

(e)     damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $50,000;

(f)     entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)     except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one (1) year or that involves the payment by the Bank of more than $50,000 in the aggregate;

(h)     Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;

(i)     Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss” or “other loans specially mentioned,” or listed as a “potential problem loan”;

(j)     incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;

(k)     sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l)     cancellation or waiver by them of any claims or rights with a value in excess of $50,000;

(m)     any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $50,000;

(n)     except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)     transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)     material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;

(q)     filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)     discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)     entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $100,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;

(t)     purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u)     hiring of any employee with an annual salary in excess of $50,000;

(v)     agreement, whether oral or written, by it to do any of the foregoing; or

(w)     event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.16     Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been made available to Acquiror:

(a)     each lease of real property to which the Company or any of its Subsidiaries is a party;

(b)     all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $250,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Des Moines advances;

(c)     each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $100,000 (other than Contracts for the sale of loans);

(d)     each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in an annual amount in excess of $100,000;

(e)     each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;

(f)     each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $100,000);

(g)     each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;

(h)     each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)     each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j)     each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;

(k)     each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $100,000;

(l)     each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;

(m)     the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(n)     each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;

(o)     each Company Benefit Plan; and

(p)     each amendment, supplement and modification in respect of any of the foregoing.

Section 3.17     No Defaults. Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Knowledge of the Company, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.10(c) of the Company Disclosure Schedules or where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2014, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Except as set forth in Section 3.17 of the Company Disclosure Schedules, or other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.

Section 3.18     Insurance. Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective businesses, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $50,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond canceled or nonrenewed by the issuer of the policy or bond within the past two (2) years.

Section 3.19     Compliance with Environmental Laws. There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances, if known to be present on, at or under such property, would require notification to any Regulatory Authority, cleanup, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.

Section 3.20     Transactions with Affiliates. Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.

Section 3.21     Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders’ Meeting or an adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.

Section 3.22     Brokerage Commissions. Except for fees payable to Country Club Financial Services, Inc., dba The Capital Corporation, pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

Section 3.23     Approval Delays. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.24     Labor Matters.

(a)     There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.

(b)     Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 3.25     Intellectual Property. Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.

Section 3.26     Investments.

(a)     Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description, as of September 30, 2017, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.

(b)     Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)     None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.

(d)     All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity) and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.27     No Other Representations or Warranties.

(a)     Except for the representations and warranties made by the Company in this Article 3, and as qualified by the Company Disclosure Schedules (and any updates thereto), neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty, express or implied, to Acquiror or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, in the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)     The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to the Company as follows:

Section 4.1     Acquiror Organization. Acquiror: (a) is a corporation organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and the Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and are in full force and effect as of the date of this Agreement.

Section 4.2     Authorization; Enforceability. Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its shareholders, and that this Agreement and the transactions contemplated hereby are in the best interests of Acquiror and its shareholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement (assuming due authorization, execution and delivery by the other party thereto) constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.

Section 4.3     No Conflict. Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, shareholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (b) the filing of applications, filings and notices, as applicable, with the Missouri Division of Finance and approval of such applications, filings and notices; (c) the filing of any required applications, filings or notices with the FDIC and approval of such applications, filings and notices; and (d) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL and the filing of the Missouri Articles of Merger with the Missouri Secretary of State pursuant to the GBCL, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.4     Approval Delays. To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.5     Financial Capability. Acquiror has, and will have prior to the Effective Time, sufficient funds to pay the Per Share Consideration and to perform its other obligations contemplated by this Agreement.

Section 4.6     No Other Representations or Warranties.

(a)     Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty, express or implied, to the Company or any of its Affiliates or representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Acquiror, in the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)     Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.

Section 4.7     Brokerage Commissions. Except as between Acquiror and Raymond James & Associates, Inc., neither Acquiror nor any of its respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

ARTICLE 5
THE COMPANY’S COVENANTS

Section 5.1     Access and Investigation.

(a)     Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representative attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) would relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.

(b)     From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.

(c)     The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).

(d)     All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality Agreement dated as of March 24, 2017, between Acquiror and the Company (the “Confidentiality Agreement”).

Section 5.2     Operation of the Company and Company Subsidiaries.

(a)     Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business in all material respects; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) knowingly take action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.

(b)     Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:

(i)     other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Common Stock (other than sales of Company Common Stock to members of the Company Board consistent with past practice, provided that the share price of Company Common Stock shall not be less than the Per Share Consideration amount prior to any adjustment pursuant to Section 8.9); (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;

(ii)     (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock outside of past practice (other than dividends from its wholly owned Subsidiaries to it); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock (other than repurchases of shares of Company Common Stock in the Ordinary Course of Business to satisfy obligations under Company Benefit Plans);

(iii)     amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of, take any action or inaction that could lead to an event of default under, or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness, including, for the avoidance of doubt, any such instrument evidencing indebtedness of the Company to Community Bank of Missouri, its successors and assigns;

(iv)     enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

(v)     (A) except as disclosed on Section 5.2(b)(v) of the Company Disclosure Schedules, enter into any new credit or new lending relationships greater than $250,000; (B) alter the terms of any loan that is classified as special mention, substandard or doubtful or is otherwise a nonaccrual loan; or (C) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonaccrual loan or against any part of such indebtedness for which the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged off by the Company or any of its Subsidiaries;

(vi)     maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

(vii)     fail to: (A) charge off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on nonaccrual any Company Loans or leases that are past due greater than ninety (90) days;

(viii)     sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;

(ix)     acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;

(x)     amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;

(xi)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(xii)     not buy or sell any security held, or intended to be held, for investment other than in the Ordinary Course of Business, and provided that such restriction shall not affect the buying and selling by the Bank of federal funds or the reinvestment of dividends paid on any securities owned by the Bank as of the date of this Agreement;

(xiii)     except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business consistent with past practices ; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or shareholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;

(xiv)     incur or guarantee any indebtedness for borrowed money, including any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(xv)     enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvi)     settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;

(xvii)     make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xviii)     make or change any material Tax elections, change or consent to any material change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), change or modify any material position on any material Tax Return filed on or after the date of this Agreement from positions taken on material Tax Returns previously filed, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;

(xix)     hire any employee with an annual salary in excess of $100,000; or

(xx)     agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).

(c)     For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to Shaun Burke, President and Chief Executive Officer of Acquiror, and Carter Peters, Chief Financial Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has failed to respond to such request within three (3) Business Days after Acquiror’s receipt of such request.

Section 5.3     Notice of Changes. The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably would be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.

Section 5.4     Shareholders’ Meeting. Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation (defined below), the Company shall, as promptly as reasonably practicable after the date of this Agreement, take all action necessary, including as required by and in accordance with the GBCL, the Company Articles of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of obtaining the Company Shareholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the votes in favor of the adoption of this Agreement required by the GBCL, including by recommending that its shareholders vote in favor of this Agreement, and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s shareholders that the Company’s shareholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Shareholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its shareholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.

Section 5.5     Information Provided to Acquiror. The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Shareholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.

Section 5.6     Operating Functions. The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.

Section 5.7     Company Benefit Plans.

(a)     At the request of Acquiror, the Company will take all appropriate action to amend or terminate, immediately prior to the Effective Time, any Company Benefit Plan, provided, however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.

(b)     Prior to the Effective Time, the Company shall accrue the costs associated with any payments due, or any vesting of equity awards, under any Company Benefit Plan, including any change-of-control or severance agreements, retention or stay bonus programs, or other similar arrangements, consistent with GAAP.

Section 5.8     Acquisition Proposals.

(a)     The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.

(b)     The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.

Section 5.9     Title to Real Estate.

(a)     As soon as practical after the date hereof, but in any event no later than forty-five (45) days after the date hereof, the Company shall provide at its own expense and deliver to Acquiror as soon as practicable prior to the Closing, with respect to the Company Real Estate, other than property carried as OREO, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company selected by Acquiror, showing fee simple title in the Company or the Bank in such Company Real Estate with coverage over all standard exceptions, other than those that require a current survey, and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Company Permitted Exceptions. With respect to the property carried as OREO, the Company shall provide reasonably acceptable written proof of ownership by the Company and its Subsidiaries of such OREO property.

(b)     At the Closing, the Company shall provide at its own expense and deliver to Acquiror, with respect to all Company Real Estate, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to Acquiror at no expense to Acquiror, dated as of the later of the Closing Date or the actual date of recording of the deed for the Company Real Estate, on ALTA Policy Form 2006, if available, with respect to the Company Real Estate, other than property carried as OREO, issued by a title insurance company selected by Acquiror, containing any endorsements reasonably required by Acquiror, at Acquiror’s cost, insuring the fee simple estate of the Bank in the Company Real Estate, other than property carried as OREO, in amount not less than the greater of (a) the appraised value of the Company Real Estate and (b) the value at which the Company or the Bank currently carries the Company Real Estate on its books, subject only to the Company Permitted Exceptions.

Section 5.10     Environmental Investigation.

(a)     Acquiror may, in its discretion, within sixty (60) days of the date of this Agreement, require the Company to provide at Acquiror’s expense a Phase I environmental site assessment for each parcel of Company Real Estate conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any such parcel of Company Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If a Phase I report discloses any materially adverse environmental conditions, or reports a reasonable suspicion thereof, then, at Acquiror’s expense, the Company shall promptly obtain and provide to Acquiror a Phase II environmental report with respect to any affected property, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable Legal Requirements. Acquiror shall have no duty to act upon any information produced by any Phase I or Phase II report or for the benefit of the Company, the Bank or any other Person.

(b)     Upon receipt of the estimate of the costs of all follow-up work to any Phase I or Phase II report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by any Phase I or Phase II environmental report, that includes an estimate of Remediation Costs.

ARTICLE 6
ACQUIROR’S COVENANTS

Section 6.1     Operation of Acquiror and Acquiror Subsidiaries. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Certificate of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of the Company; or (iii) agree to take, make any commitment to take, or adopt any resolutions of the Acquiror Board in support of any of the actions prohibited by this Section 6.1.

Section 6.2     Information Provided to the Company. Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.3     Operating Functions. Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.

Section 6.4     Notice of Changes. Acquiror will give prompt notice to the Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on Acquiror; or (b) would cause or constitute a material breach of any of Acquiror’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 9.

Section 6.5     Indemnification.

(a)     From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, trustee or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.

(b)     Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company’s directors’ and officers’ liability insurance policies set forth on Schedule 6.5(b) of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than two hundred fifty percent (250%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(b) would exceed such two hundred fifty percent (250%) amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such two hundred fifty percent (250%) amount.

(c)     The provisions of this Section 6.4 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

ARTICLE 7
COVENANTS OF ALL PARTIES

Section 7.1     Regulatory Approvals. Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to as promptly as possible and in any event within thirty (30) days following the date hereof, prepare and file all applications and other documents necessary to, and to as promptly as practicable thereafter, effect and obtain, all Requisite Regulatory Approvals, and the parties will comply with the terms of such Requisite Regulatory Approvals. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party apprised of the status of material matters relating to completion of the Contemplated Transactions. Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be commercially reasonable or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions. Notwithstanding anything to the contrary, including the covenants set forth in Section 7.1 and 7.3, nothing in this Agreement shall require Acquiror to grant any consent, make any undertaking, agree to any concession, make any payment, take (or refrain from taking) any action, or commit to do any of the foregoing, to obtain any Requisite Regulatory Approval, or to enable, facilitate or permit the Company to obtain any Requisite Regulatory Approval, if such consent, undertaking, concession or action is materially adverse to Acquiror.

Section 7.2     Publicity. Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.

Section 7.3     Reasonable Best Efforts; Cooperation. Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts to satisfy the various covenants and conditions to the Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.

Section 7.4     Employees and Employee Benefits.

(a)     All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).

(b)     For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(c)     In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all preexisting condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)     The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies, if any, immediately prior to the Effective Time. Subject to the provisions of Section 7.4(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 7.4(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Company employee eligible to receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy described in this Section 7.4(d) or to otherwise receive severance benefits. Any Company employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.4(d).

(e)     Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.4(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will take all steps necessary to ensure that in the event that the amount of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

Section 7.5     Takeover Laws. If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are commercially reasonable so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are commercially reasonable to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.

Section 7.6     Shareholder Litigation. Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR

The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):

Section 8.1     Accuracy of Representations and Warranties. For purposes of this Section 8.1, the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Sections 3.1, 3.3 and 3.5(a) and (b) shall be true and correct in all respects; and (ii) set forth in this Agreement (other than those specified in clause (i)) disregarding any exception or qualification as to materiality or Material Adverse Effect shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.

Section 8.2     Performance by the Company. The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3     Shareholder Approvals. The Company Shareholder Approval shall have been obtained. As of the Closing Date, no Person shall have delivered to the Company a written notice of such Person’s demand, or intent to demand, appraisal for shares of Company Common Stock held by such Person, other than Persons holding, in the aggregate, not more than ten percent (10%) of the shares of Company Common Stock issued and outstanding as of the Closing Date.

Section 8.4     No Proceedings, Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, or Order shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 8.5     Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden the Surviving Entity.

Section 8.6     Officers’ Certificate. Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.

Section 8.7     Supplemental Indentures. The Company shall deliver, or cause to be delivered, to Acquiror an assignment and assumption agreement or supplemental indenture, in a form satisfactory to the trustee of the Trust and Acquiror, to effectuate the TRUPS Assumption, for the Trust, assigning all of the Company’s covenants, agreements and obligations under the Trust Debentures to Acquiror (the “Supplemental Indentures”), signed by a duly authorized officer of the Company, and any and all other documentation and consents required by the trustee of the Trust. Furthermore, the Company shall have paid, in full, all interest payments due and outstanding on the Trust Preferred Securities.

Section 8.8     Minimum Net Worth.

(a)     The Company shall have delivered to Acquiror a closing balance sheet for the Company as of the Closing Date reflecting the Company’s good faith estimate of the accounts of the Company and its Subsidiaries, as applicable, as of the Closing Date (which, for the avoidance of doubt, shall include net income estimated to be earned by the Company and the Company Bank through and including the Closing Date), prepared in conformity with past practices and policies of the Company and its Subsidiaries and in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, and adjusted to reflect the following adjustments, specification and changes: (i) the after-tax impact of any realized gains or losses on securities sold by the Company after September 30, 2017 shall be disregarded for purposes of determining the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet; (ii) accumulated other comprehensive income shall be disregarded for purposes of determining the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet; and (iii) to the extent not already reflected in the calculation of the Company Closing Balance Sheet, the Transaction Costs paid or incurred or projected to be paid or incurred by the Company in connection with this Agreement and the Contemplated Transactions shall be deducted from the estimate of consolidated stockholders’ equity as disclosed on the closing balance sheet. Acquiror shall have had an opportunity to review and comment on such estimated balance sheet. Such estimated closing balance sheet, as revised to reflect any comments agreed to by the Company and Acquiror, is referred to as the “Company Closing Balance Sheet”.

(b)     If the Company Closing Balance Sheet reflects the Company’s consolidated stockholders’ equity equal to or greater than $5,800,000 (the “Company Minimum Adjusted Net Worth”), then there will be no adjustment to the Per Share Consideration. If the Company should decide to sell any OREO or other assets that, upon sale, would decrease the Company Minimum Adjusted Net Worth, then the Company must first obtain the prior consent of Acquiror, which such consent shall not be unreasonably withheld, to complete the sale of OREO or other assets. The resulting loss upon the sale of OREO or other assets will not be considered when calculating the Company Minimum Adjusted Net Worth. If the Company Closing Balance Sheet reflects the Company’s consolidated stockholders’ equity less than the Company Minimum Adjusted Net Worth, the Per Share Consideration shall be reduced as set forth below.

(c)     If the Company Closing Balance Sheet reflects the Company’s consolidated stockholders’ equity below the Company Minimum Adjusted Net Worth, the aggregate amount of all consideration to be paid by Acquiror shall be reduced dollar-for-dollar by an amount equal to such shortfall. The Per Share Consideration shall be reduced accordingly. By way of example, if the Company Closing Balance Sheet reflects the Company’s consolidated stockholders’ equity $100,000 below the Company Minimum Adjusted Net Worth and the Company has 231,140 shares issued and outstanding at the Closing, then the Per Share Consideration shall be reduced by $0.43.

ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY

The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1     Accuracy of Representations and Warranties. Each of the representations and warranties of Acquiror: (i) set forth in Sections 4.1 and 4.3 shall be true and correct in all respects; and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.

Section 9.2     Performance by Acquiror. Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 9.3     Shareholder Approvals. The Company Shareholder Approval shall have been obtained.

Section 9.4     No Proceedings; No Injunctions or Restraints; Illegality. Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No Order issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, Order shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.

Section 9.5     Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Entity.

Section 9.6     Officers’ Certificate. The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.

Section 9.7     Supplemental Indentures. Acquiror shall deliver, or cause to be delivered, to the Company the Supplemental Indentures, signed by a duly authorized officer of Acquiror and any and all other documentation required by the trustee of the Trust to effectuate the TRUPS Assumption.

ARTICLE 10
TERMINATION

Section 10.1     Termination of Agreement. This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Acquiror:

(a)     by mutual consent of the Acquiror Board and the Company Board, each evidenced by appropriate written resolutions;

(b)     by Acquiror if the Company shall have willfully breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement in any material respect (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform; provided that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(c)     by the Company if Acquiror shall have willfully breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, in any material respect which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and ten (10) days following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform, provided that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d)     by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and non-appealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) the Company Shareholder Approval is not obtained following the Company Shareholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e)     by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2018 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f)     by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions;

(g)     by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;

(h)     by the Company pursuant to Section 5.8; and

(i)     by Acquiror if the Company makes a Company Adverse Recommendation.

Section 10.2     Effect of Termination or Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or shareholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement.

Section 10.3     Fees and Expenses.

(a)     Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne by Acquiror.

(b)     If this Agreement is terminated by Acquiror pursuant to Section 10.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of $200,000 by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c)     If this Agreement is terminated by the Company pursuant to Section 10.1(c), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the amount of $200,000 by wire transfer of immediately available funds to such account as the Company shall designate.

(d)     If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $220,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(e)     If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally, or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach or pursuant to Section 10.1(i) and (ii) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, “Acquisition Proposal” has the meaning ascribed thereto in Section 12.1(h), except that references in that Section 12.1(h) to “15%” shall be replaced by “50%.”

(f)     All payments made pursuant to this Section 10.3 shall constitute liquidated damages and except as provided in Section 10.2(b) in the case of fraud or willful and material breach of this Agreement, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. Further, neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion.

ARTICLE 11
MISCELLANEOUS

Section 11.1     Survival. Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.

Section 11.2     Governing Law; Venue; Waiver of Jury Trial. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Missouri solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.

Section 11.3     Assignments, Successors and No Third-Party Rights. Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 11.4     Modification. This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Shareholder Approval is obtained; provided, however, that after the Company Shareholder Approval is obtained, there may not be, without further approval of the Company’s shareholders, any amendment of this Agreement that requires further shareholder approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.

Section 11.5     Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.6     Notices. All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to: Guaranty Federal Bancshares, Inc. 1341 West Battlefield Springfield, Missouri 65807 Telephone:(417) 520-4333 Attention:Shaun A. Burke (SBurke@gbankmo.com)

with copies, which shall not constitute notice, to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 W. Madison Street, Suite 3900

Chicago, Illinois 60606

Telephone:(312) 984-3100

Attention:Robert M. Fleetwood (robert.fleetwood@bfkn.com)

If to the Company, to: Hometown Bancshares, Inc. 213 S. Lyon Street P.O. Box 797 Carthage, MO 64836 Telephone: (417) 359-2160 Attention: Randy Frost (rfrost@ehometownbank.com)

with copies, which shall not constitute notice, to:

Stinson Leonard Street LLP
1201 Walnut Street, Suite 2900
Kansas City, MO 64106
Telephone:(816) 842-8600
Attention:Bob Monroe (Bob.Monroe@Stinson.com)

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if delivered by facsimile or electronic mail, on the next Business Day.

Section 11.7     Entire Agreement. This Agreement, the Company Disclosure Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein and therein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 11.8     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.

Section 11.9     Further Assurances. The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10     Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

ARTICLE 12
DEFINITIONS

Section 12.1     Definitions. In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:

(a)     “Acquiror Certificate of Incorporation” means the Restated Certificate of Incorporation of Acquiror, as amended.

(b)     “Acquiror Bank” means Guaranty Bank, a Missouri state chartered bank headquartered in Springfield, Missouri, and a wholly-owned subsidiary of Acquiror.

(c)     “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.

(d)     “Acquiror Board” means the board of directors of Acquiror.

(e)     “Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror, as amended.

(f)     “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.

(g)     “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act or the regulations thereunder, since January 1, 2015.

(h)     “Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.

(i)     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.

(j)     “Bank” means Hometown Bank, National Association, a national bank headquartered in Carthage, Missouri, and a wholly owned subsidiary of the Company.

(k)     “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.

(l)     “Business Day” means any day except Saturday, Sunday or any other day on which banks in Springfield, Missouri or Carthage, Missouri, are authorized or required by law or other government action to close.

(m)     “Call Report” shall mean the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.

(n)     “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.

(o)     “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.

(p)     “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change-in-control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.

(q)     “Company Board” means the board of directors of the Company.

(r)     “Company Bylaws” means the Bylaws of the Company, as amended.

(s)     “Company Common Stock” means the common stock, $1.00 par value per share, of the Company.

(t)     “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.

(u)     “Company Real Estate” means all interests in real property owned by the Company and the Bank, including OREO.

(v)     “Company Shareholder Approval” means the adoption and approval of this Agreement by the shareholders of the Company, in accordance with the GBCL and the Company Articles of Incorporation.

(w)     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Bank Merger; (iii) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (iv) Acquiror’s issuance of cash in exchange for shares of Company Common Stock.

(x)     “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(y)     “Control,” “Controlling” or “Controlled,” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.

(z)     “CRA” means the Community Reinvestment Act, as amended.

(aa)     “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.

(bb)     “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(cc)     “DGCL” means the Delaware General Corporation Law, as amended.

(dd)     “DOL” means the U.S. Department of Labor.

(ee)     “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, and ambient air.

(ff)     “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, Order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.

(gg)     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(hh)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ii)     “FDIC” means the Federal Deposit Insurance Corporation.

(jj)     “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.

(kk)     “GAAP” means generally accepted accounting principles in the U.S. in effect from time to time.

(ll)     “GBCL” means the General and Business Corporation Law of Missouri, as amended.

(mm)     “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.

(nn)     “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.

(oo)     “IRS” means the U.S. Internal Revenue Service.

(pp)     “Knowledge” means the actual knowledge of the chief executive officer, president, chief financial officer or chief credit officer of Acquiror, and in the case of the Company, Randy D. Frost, Senior Vice President and Cashier of the Bank or Mary Williams, Chief Credit Officer of the Bank, as the context requires.

(qq)     “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(rr)     “Material Adverse Effect” as used with respect to a party, means an event, circumstance, development, change, effect or occurrence which, individually or together with any other event, condition or circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, properties, liabilities, rights, obligations or operations of the Company or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs or delays, or reasonably could be expected to materially impair or delay, the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall not include any circumstance, development, effect, event, condition or occurrence, directly or indirectly, arising out of or attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements or the enforcement, implementation or interpretation thereof; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, armed hostilities or terrorism, or the escalation or worsening thereof, or the occurrence of any military or terrorist attack upon or within the United States; (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; (F) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, but not, in any such case, including the underlying causes thereof; (G) the announcement, pendency or completion of the Contemplated Transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company and its business; or (H) any natural or man-made disaster or acts of God; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.

(ss)     “Nasdaq Rules” means the listing rules of the Nasdaq Global Market.

(tt)     “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(uu)     “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.

(vv)     “OREO” means real estate owned by a Person and designated as “other real estate owned.”

(ww)     “PBGC” means the U.S. Pension Benefit Guaranty Corporation.

(xx)     “Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

(yy)      “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(zz)     “Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Shareholders’ Meeting.

(aaa)     “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(bbb)     “Remediation Cost” means, the estimated total cost for completing all necessary work plans or removal or remediation actions with respect to any Phase I or Phase II report with respect to real property in which the Company or the Bank holds any interest.

(ccc)     “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(ddd)     “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.

(eee)     “SEC” means the Securities and Exchange Commission.

(fff)     “Securities Act” means the Securities Act of 1933, as amended.

(ggg)      “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.

(hhh)     “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby.

(iii)     “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(jjj)     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

(kkk)     “Transaction Costs” means all tax-effected transaction costs of the Company or the Bank necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including, but not limited to: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company or the Bank in connection the Contemplated Transactions; (ii) any payments due under any change of control or severance agreements, retention or stay bonus programs, or other similar arrangements; (iii) the cost of any termination fees paid or required to be paid as a result of a termination of any Contract in connection with the closing of the transaction; and (iv) any Remediation Cost.

(lll)     “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.

(mmm)     “U.S.” means the United States of America.

(nnn)     “Trust” means Hometown Bancshares Capital Trust I.

Section 12.2     Principles of Construction.

(a)     In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)     The confidential schedules of the Company referred to in this Agreement (the “Company Disclosure Schedules”), attached hereto as Exhibit B shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Company Disclosure Schedules were delivered by the Company to Acquiror before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of this Agreement shall be deemed to qualify (A) any other section of this Agreement specifically referenced or cross-referenced and (B) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Company Disclosure Schedules (other than an exception expressly set forth as such in the Company Disclosure Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules.

(c)     All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)     With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:	COMPANY:

GUARANTY FEDERAL BANCSHARES, INC. By: /s/Shaun A. Burke Name: Shaun A. Burke Title: President and Chief Executive Officer	HOMETOWN BANCSHARES, INC. By: /s/ William L. Gipson Name: William L. Gipson Title: Director

[Signature Page to Agreement and Plan of  Merger]